UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California		90067
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share ($25.00 liquidation preference per share)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-224828

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Air Lease Corporation (the “Company”) hereby incorporates by reference herein (i) the description of the Company’s 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, with a liquidation preference of $25.00 (the “Series A Preferred Stock”) to be registered hereunder, set forth under the heading “Description of the Series A Preferred Stock” in the Company’s prospectus supplement, dated February 26, 2019, to the prospectus, dated November 20, 2018 (the “Prospectus”), constituting part of the Registration Statement on Form S-3 (File No. 333-224828) (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 10, 2018, as amended by the Post-Effective Amendment No. 1, filed with the SEC on November 20, 2018, (ii) the related information under the heading “Description of Capital Stock” in the Prospectus, and (iii) any description included in a form of prospectus supplement subsequently filed by the Company under Rule 424(b) under the Securities Act that constitutes part of the Registration Statement.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Air Lease Corporation (incorporated by reference to Exhibit 3.1 to Air Lease Corporation’s Registration Statement on Form S-1 filed on January 14, 2011 (File No. 333-171734)).

3.2	Certificate of Designations with respect to the 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, of Air Lease Corporation, dated March 4, 2019, filed with the Secretary of State of Delaware and effective on March 4, 2019.

3.3	Fourth Amended and Restated Bylaws of Air Lease Corporation (incorporated by reference to Exhibit 3.1 to Air Lease Corporation’s Current Report on Form 8-K filed on March 27, 2018 (File No. 001-35121)).

4.1	Registration Rights Agreement, dated as of June 4, 2010, between Air Lease Corporation and FBR Capital Markets & Co., as the initial purchaser/placement agent (incorporated by reference to Exhibit 4.2 to Air Lease Corporation’s Registration Statement on Form S-1 filed on January 14, 2011 (File No. 333-171734)).

4.2	Form of Stock Certificate representing the 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AIR LEASE CORPORATION

Date: March 4, 2019

	By:	/s/ Gregory B. Willis
	Name:	Gregory B. Willis
	Title:	Executive Vice President and
Chief Financial Officer